Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between Central Valley Community Bancorp, a California bank holding company (“Bancorp”), and Martin E. Plourd, an individual (“Executive”) as of October 10, 2023.

Bancorp desires to employ Executive, and Executive desires to be employed by Bancorp, as President of Bancorp on the terms, covenants and conditions hereinafter set forth.

AGREEMENT

1. Position. Executive is hereby employed as President of Bancorp. In this capacity, Executive shall have such duties and responsibilities as may be designated by the Chief Executive Officer of Bancorp and the Board of Directors of Bancorp (“Board”).

2. Employment Term. The term of this Agreement shall commence upon the consummation the merger of Community West Bancshares (“CWBC”) with and into Bancorp (“Effective Date’) and continue through the second anniversary of the Effective Date (“Initial Term”), subject, however, to prior termination as set forth in Section 6 of this Agreement. At the end of the Initial Term, this Agreement shall renew automatically for additional consecutive one-year periods (the Initial Term plus any such additional periods sometimes referred to as the “Employment Term”) unless either party furnishes the other party with written notice (“Nonrenewal Notice”) of its intention not to renew by no later than one hundred and twenty (120) days prior to the then scheduled expiration of the Employment Term.

3. Executive Duties. Upon the Effective Date, Executive is hereby vested with such powers and duties delegated to him by the Board and the Chief Executive Officer of Bancorp from time to time, including, without limitation, in the areas of strategic leadership, shareholder relations, employee retention, client retention, mergers and acquisitions, and community and industry association representation.

4. Extent of Services. Executive shall devote substantially all of his working time and effort to the business of Bancorp and shall not during the Employment Term be engaged in any other business activities, except that Executive may devote reasonable time to supervision of his personal investments, to activities involving professional, charitable, educational, religious and similar types of organizations, and to similar activities, to the extent that such activities do not interfere with the performance of Executive’s duties under this Agreement, or conflict in any way with the business or interests of Bancorp, and are in compliance with Bancorp’s policies and procedures in effect from time to time applicable to employees with respect to actual or potential conflicts of interest.

5. Compensation and Benefits.

(a) Salary. Executive shall receive an annual salary of Five Hundred Twenty-Five Thousand Dollars ($525,000), which may be increased from time to time at the discretion of the Board (“Base Salary”). Executive’s Base Salary shall be paid in periodic installments in accordance with the general payroll practices of Bancorp, as in effect from time to time, and shall be prorated for any partial periods. Executive shall not participate in any incentive-based compensation plans of Bancorp, including, without limitation, Bancorp’s Senior Management Incentive Plan. Notwithstanding the foregoing, the Board may consider incentive compensation which will be specifically authorized in writing by the Board in its sole and absolute discretion.

(b) Club Membership. Bancorp agrees to maintain a corporate club membership (“Club Membership”) that is mutually agreed upon by the Board and Executive. Unless proposed otherwise by Bancorp, Bancorp shall continue to pay Executive’s monthly dues at his existing club under his existing membership. If Bancorp purchases an equity Club Membership, the Club Membership shall be owned exclusively by Bancorp and shall list Executive as Bancorp’s designee under the Club Membership. Bancorp agrees to pay the initiation fee for a Club Membership purchased by Bancorp and, all membership dues and fees charged in connection with the Club Membership, and all business-related expenses incurred by Executive in connection with his Club Membership (whether owned by Executive or Bancorp) provided that any such payments shall be subject to applicable tax withholding. Notwithstanding the foregoing, Executive shall be responsible for any taxes related to any reportable income legally attributable to Executive in connection with the Club Membership costs and expenses. Following termination of this Agreement, Bancorp shall have no obligation with respect to the Club Membership.

(c) Automobile. Executive shall continue to have exclusive use of the car (the “Auto”) owned by Community West Bank, N.A.(the “Bank”) and used by Executive as of the Effective Date. Bancorp shall pay for all expenses associated with the Auto, including gas, insurance, and maintenance. Executive acknowledges his responsibility to claim personal use of the Auto for income reporting purposes. Executive shall procure and maintain in force an automobile insurance policy on such automobile, with coverage naming Bancorp as an additional insured with the minimum coverage of $1 million combined single limit of liability (including any umbrella insurance coverage maintained by Executive). Executive shall provide Bancorp with copy of the insurance policy.

(d) Vacation. Executive shall accrue twenty (20) days of paid vacation per year. Such vacation leave shall accrue on a pro-rata monthly basis and shall be subject to the terms and provisions of the vacation policy of Bancorp as amended from time to time.

(e) Equity-Based Compensation. The Board, within its complete discretion, may grant Executive additional equity or equity-based compensation from time to time.

(f) General Expenses. Bancorp shall, upon submission and approval of written statements and bills in accordance with the regular procedures of Bancorp relative to senior executives, pay or reimburse Executive for any and all necessary, customary, and usual expenses incurred by him for or on behalf of Bancorp in the normal course of business. Executive agrees that if at any time any payment made to Executive by Bancorp, whether for salary or whether as auto expense or business expense reimbursement, shall be disallowed in whole or in part as a deductible expense by the appropriate taxing authorities based upon legal authority that existed at the time Executive incurred the reimbursed expense, Executive shall reimburse Bancorp to the full extent of such disallowance.

(g) Other Benefits. During the Employment Term, Executive shall be eligible to participate, subject to the terms thereof, in all retirement benefit plans, and all medical, dental, life and other welfare benefit plans of Bancorp as may be in effect from time to time with respect to senior executives employed by Bancorp. Any such benefits shall be governed by the terms and conditions of the applicable benefit plan documents.

6. Termination. This Agreement may be terminated during the Employment Term in accordance with this Section 6. In the event of such termination, Executive shall be released from all obligations under this Agreement, except that Executive shall remain subject to Sections 7, 8, 11, 12 and 13, and Bancorp shall be released from all obligations under this Agreement, except as otherwise provided in this Section and Sections 11, 12 and 13.

(a) Termination by Bancorp for Cause. This Agreement may be terminated for Cause by Bancorp upon written notice, and Executive shall not be entitled to receive compensation or other benefits for any period after termination for Cause, except as otherwise required by applicable law or the terms of the applicable benefit plan or agreement. For purposes of this Agreement, “Cause” shall mean the determination by the Board, acting in good faith, and the exercise of its reasonable judgment, and by the vote of two-thirds of its members, excluding Executive (if applicable), that Executive has (i) willfully failed to perform or habitually and continually neglected the duties which he is required to perform hereunder and has failed to cure such willful failure or habitual neglect of duties or the effects thereof within a reasonable period after written notice to Executive by Bancorp specifying in reasonable detail the alleged failure; or (ii) willfully failed to follow any policy of Bancorp which materially and demonstrably adversely affects the condition of Bancorp; or (iii) engaged in any activity in the course and scope of Executive’s employment with Bancorp in contravention of any policy of Bancorp, statute, regulation or governmental policy which materially and demonstrably adversely affects the condition of Bancorp, or its reputation in the community, or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties; or (iv) in the course and scope of Executive’s employment with Bancorp willfully refused to follow any instruction from the Board the refusal of which constitutes an unsafe and unsound banking practice; or (v) been convicted of or pleaded guilty or nolo contendere to any felony; or (vi) committed any act which would cause termination of coverage under Bancorp’s Bankers Blanket Bond as to Executive, as distinguished from termination of coverage as to Bancorp as a whole. For purposes of this Section, the term “Bancorp” shall include all subsidiaries of Bancorp, including, without limitation, Central Valley Community Bank. Notwithstanding the foregoing, it shall be a condition precedent to Bancorp’s right to terminate Executive’s employment for Cause that: (i) Bancorp first give Executive written notice stating with specificity the circumstances constituting Cause (the “Breach”) , and (ii) if such Breach is susceptible to cure or remedy, a period of thirty (30) days from and after the giving of such written notice is provided to allow for Executive to cure or remedy the Breach (the “Cure Period”) and Executive does not cure or remedy the Breach within the Cure Period.

(b) Automatic Termination Upon Closure or Take-Over. This Agreement shall terminate automatically if Bancorp is closed or taken over by the Federal Deposit Insurance Corporation, the California Department of Financial Protection and Innovation, or by any other supervisory authority.

(c) Change In Control.

i. In the event of a Change in Control (as hereinafter defined), this Agreement shall not be terminated, but instead, the surviving or resulting corporation, the transferee of Bank’s or Bancorp’s assets, or Bancorp shall be bound by and shall have the benefit of the provisions of this Agreement.

ii. Notwithstanding the foregoing, in the event that, within twelve (12) months before or after a Change in Control, either (a) Executive is terminated without Cause by Bancorp or its successor, or (b) Executive terminates this Agreement and his employment with Bancorp or its successor for Good Reason (as hereinafter defined), then Executive shall be entitled to severance as follows: Executive shall be paid a lump sum payment equal to the average annual total cash compensation paid to Executive by Bancorp during the most recent three (3) previous calendar years of Bancorp (“Average Annual Cash Compensation Amount”) multiplied by two. In the event Executive has been employed less than three (3) years, the Average Annual Cash Compensation Amount shall be determined by using Executive’s compensation history with Bancorp to determine the annualized compensation for purposes of this paragraph. Payment under this Section 6(c)(ii) shall be made to Executive within thirty (30) days following the date Executive’s employment terminates. In the event that Executive qualifies for the payment contemplated by this Section 6(c)(ii), he shall not be entitled to the payments contemplated in Section 6(d).

iii. For purposes of this Agreement, a “Change In Control” shall be deemed to have occurred on the date that any one person, or more than one person acting as a group, whether through merger, consolidation, reorganization, or otherwise acquires ownership of stock of Bancorp that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the lesser of total fair market value or total voting power of the stock of Bancorp or the surviving entity is such transaction. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Bancorp, the acquisition of additional stock by the same person or persons will not be considered to cause a Change In Control. Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Bancorp acquires its stock in exchange for property will not be considered to cause a Change In Control. Transfers of Bancorp stock on account of death, gift, transfers between family members or transfers to a qualified retirement plan maintained by Bancorp shall not be considered in determining whether there has been a Change In Control. A “Change In Control” shall be interpreted in accordance with the foregoing and the definition of “Change in Ownership” under Code Section 409A, and to the extent that an event or series of events does not constitute a “Change in Ownership” in accordance with the foregoing or under Code Section 409A, the event or series of events will not constitute a “Change In Control” under this Agreement.

(d) Early Termination Without Cause at Bancorp’s Option. Notwithstanding any other provision of this Agreement, Bancorp may terminate this Agreement early at any time and without Cause by giving Executive thirty (30) days’ written notice of Bancorp’s intent to terminate this Agreement, in which case Executive shall be entitled to the balance due on the initial two-year agreement, and the compensation and benefits described in Section 6(j) below.

(e) Termination by Executive for Good Reason. Executive may terminate this Agreement for Good Reason, in which case Executive shall be entitled to the compensation and benefits described in Section 6(j) below. In addition, if Executive terminates this Agreement for Good Reason during the Initial Term, and Section 6(c)(ii) is not applicable, Executive shall be entitled to receive the balance due on the initial two-year agreement as described in Section 6(d). For purposes of this Agreement, the term “Good Reason” shall mean (a) a diminution in Executive’s Base Salary, (b) a material change in the geographic location of the office from which Executive must perform services to a location that is at least thirty (30) miles from the City of Goleta, California, or (c) any other action or inaction that constitutes a material breach by Bancorp of the terms of this Agreement. Notwithstanding the foregoing, it shall be a condition precedent to Executive’s right to terminate Executive’s employment for Good Reason that: (i) Executive first give Bancorp written notice stating with specificity the circumstances constituting Good Reason (the “Good Reason Condition”) within 90 days of the Good Reason Condition first occurring, and (ii) if such Good Reason Condition is susceptible to cure or remedy, a period of thirty (30) days from and after the giving of such written notice is provided to allow for Bancorp to cure or remedy the Good Reason Condition (the “Good Reason Cure Period”) and Bancorp does not cure or remedy the Good Reason Condition within the Good Reason Cure Period.

(f) Death. In the event of Executive’s death during the Employment Term and while Executive is in the employ of Bancorp, Executive’s employment with Bancorp shall terminate and Executive’s estate shall be entitled to all death benefits provided for and payable under any and all benefit plans of Bancorp to which Executive is a party and, in the event Executive’s death occurs during the Initial Term, Executive’s estate shall be entitled to receive from Bancorp a lump sum payment within thirty (30) days after the date of death equal to the balance due on the initial two-year agreement and the compensation and benefits described in Section 6(j).

(g) Disability. In the event Executive is prevented from performing his material duties under this Agreement, with or without reasonable accommodation, for a period of at least one hundred eighty days (180) days within any consecutive twelve (12) month period commencing at any time during the Initial Period (the “Disability Period”) by reason of Executive becoming physically or mentally disabled, Executive’s employment with Bancorp shall terminate and Executive shall be entitled to a lump sum payment within thirty (30) days after the date Executive is determined to be disabled and his employment is terminated equal to the balance due on the initial two-year agreement and the compensation and benefits described in Section 6(j). For purposes of this Agreement, the term “disabled” (i) shall have the meaning set forth in Bancorp’s long-term disability plan which is in effect at the time of Executive’s disability or (ii) if Bancorp has no long term disability plan in effect at the time of Executive’s disability, then “disabled” shall mean that Executive has become or is reasonably expected to become unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for the Disability Period. If a dispute arises between Executive and Bancorp concerning whether Executive is disabled, then Executive and Bancorp shall agree upon a competent physician to conduct an examination of Executive and the physician’s opinion as to Executive’s ability to perform Executive’s duties under this Agreement shall be final and binding upon Executive and Bancorp. Executive shall continue to receive his compensation and other benefits under this Agreement during the period from his incapacity until he is determined to be disabled and Executive’s employment is terminated.

(h) Limitation of Benefits under Certain Circumstances. If it shall be determined that the aggregate payments and benefits constituting parachute payments under Code Section 280G, which, but for the operation of this provision, would become payable or distributable by Bancorp to or for the benefit of Executive, pursuant to this Agreement, any other agreement, or any benefit plan (collectively, the ‘‘Total Payments’’), would result in any excess parachute payments becoming subject to the excise tax imposed by Code Section 4999, or any successor provision thereto, or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, collectively, the ‘‘Excise Tax’’), then the Total Payments shall be reduced to an amount equal to one dollar less than the maximum amount that could be paid to Executive without giving rise to any Excise Tax; provided that the reduction contemplated by this Section shall be applied only if the net after-tax benefit to Executive after such reduction would be greater than the net after-tax benefit to Executive without such reduction (notwithstanding the application of any Excise Tax on the unreduced Total Payments).

(i) Severance and Release Agreement. The severance payments contemplated under this Section 6 are sometimes referred to in this Agreement as “Severance Payments.” Notwithstanding anything in this Agreement to the contrary, Bancorp shall have no obligation to make any Severance Payments unless Executive shall sign and deliver to Bancorp within thirty (30)] days of termination a Severance and Release Agreement, as completed by Bancorp at time of termination, in substantially the form attached hereto as Exhibit A, and provided that such Severance and Release Agreement becomes effective and irrevocable no later than thirty (30) days following termination (the “Release Deadline”). If the Severance and Release Agreement does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to the Severance Payments.

(j) Benefits Payable at Termination. Unless otherwise specifically stated in this Agreement or required by law, the compensation and benefits payable to Executive upon termination of this Agreement and termination of Executive’s employment with Bancorp shall be limited to the payment of all accrued salary, vacation, reimbursable expenses for which expense reports have been provided to Bancorp in accordance with Bancorp’s policies and this Agreement, and any other compensation or benefits that may be payable to Executive under any other benefit plan arrangement, including without limitation, the acceleration of vesting of outstanding stock options and restricted stock awards under all Bancorp employee benefit plans.

(k) Delay in Payment for Specified Employees. Notwithstanding anything to the contrary, if Executive is a Specified Employee as of the date of termination of employment, payments under this Agreement upon termination of employment may not be made before the date that is six months after termination of employment (or, if earlier than the end of the six-month period, the date of death of Executive). Payments to which Executive would otherwise be entitled during the first six months following termination of employment shall be accumulated and paid on the first day of the seventh month following termination of employment.

i. Executive shall be deemed to be a “Specified Employee” if, as of the date of Executive’s termination of employment, Executive is a Key Employee of Bancorp, and Bancorp has stock which is publicly traded on an established securities market or otherwise.

ii. If Executive meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during a twelve month period ending on December 31 (the “Specified Employee Identification Date”), then Executive shall be treated as a Key Employee for the entire twelve month period beginning on the following April 1. Such April 1 date shall be the “Specified Employee Effective Date” for purposes of Code Section 409A.

7. Work Product. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to Bancorp or its Affiliates (as hereafter defined), research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by Bancorp (“Work Product”) belong to Bancorp or such Affiliates (as applicable). Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after Executive’s employment with Bancorp) to establish and confirm such ownership (including, without limitation, executing assignments, consents, power of attorney and other instruments). For purposes of the Agreement, an “Affiliate” of Bancorp is any person or entity that controls, is controlled by, or is under common control with Bancorp.

8. Disclosure of Information.

(a) Confidential Information. Bancorp has and will develop and own certain Confidential Information, which has a great value in its business. Bancorp also has and will have access to Confidential Information of its customers. “Customers” shall mean any persons or entities for whom Bancorp or any of its Affiliates performs services or from whom Bancorp or any of its Affiliates obtains information. Confidential Information includes information disclosed to Executive during his employment, and information developed or learned by Executive during the course of his employment. “Confidential Information” is broadly defined and includes all information that has or could have commercial value or other utility in Bancorp’s business, or the businesses of Bancorp’s customers or Affiliates of Bancorp. Confidential Information also includes all information that could be detrimental to the interests of Bancorp or its Affiliates or Customers if it were disclosed. By example and without limitation, Confidential Information includes all information concerning loan information, Customer data, including but not limited to Customer and supplier identities, Customer characteristics or agreements and Customer lists, applicant data, employment categories, job classifications, employment histories, job analyses and validations, preferences, credit history, agreements, and any personally identifiable information related to Customers, or Customer’s employees, customers or clients, including names, addresses, phone numbers, account numbers and social security numbers; any information provided to Executive by a Customer, including but not limited to electronic information, documents, software, and trade secrets; historical sales information; advertising and marketing materials and strategies; financial information related to Bancorp, Customers, Affiliates, Customer’s or Affiliate’s employees or any other party; labor relations strategies; research and development strategies and results, including new materials research; pending projects and proposals; production processes; scientific or technological data, formulae and prototypes; employee data, including but not limited to any personally identifiable information related to employees, and co-workers, their spouse-partner and/or family members such as names, addresses, phone numbers, account numbers, social security numbers, employment history, credit information, and the compensation of co-workers;

anything contained in another employee’s personnel file; individually identifiable health information of other employees, and co-workers, their spouse-partner and/or family members, Customers, or any other party, including but not limited to any information related to a physical or mental health condition, the provision of health care, the payment of health care, or any information received from a health care provider, health care plan or related entity; pricing and product information; computer data information; products; supplier information and data; testing techniques; processes; formulas; trade secrets; inventions; discoveries; improvements; specifications; data, know-how, and formats; marketing plans; pending projects and proposals; business plans; computer processes; computer programs and codes; technological data; strategies; forecasts; budgets; and projections.

(b) Protection of Confidential Information. Executive agrees that at all times during and after his employment by Bancorp, Executive will keep confidential and not disclose to any third party or make any use of the Confidential Information of Bancorp or its Affiliates or Customers, except for the benefit of Bancorp, or its Affiliates or Customers and in the course of his employment. In the event Executive is required by law to disclose such information described in this Section 8, Executive will provide Bancorp and its legal counsel with immediate notice of such request so that Bancorp may consider seeking a protective order.

(c) No Prior Commitments. Executive has no other agreements, relationships, or commitments to any other person or entity that would conflict with Executive’s obligations to Bancorp under this Agreement. Executive will not disclose to Bancorp, or use or induce Bancorp to use, any proprietary information or trade secrets of others. Executive represents and warrants that he has returned all property and confidential information belonging to all other prior employers and other entities except the Bank and its holding company.

(d) Return of Documents and Data. In the event Executive’s employment with Bancorp is terminated (voluntarily or otherwise), Executive agrees to inform Bancorp of all documents and other data relating to his employment which is in his possession and control and to deliver promptly all such documents and data to Bancorp.

(e) Obligations Following Termination. In the event Executive’s employment with Bancorp is terminated (voluntarily or otherwise), Executive agrees that he will protect the Confidential Information of Bancorp and its Affiliates and Customers and will prevent their misappropriation or disclosure. Executive will not disclose or use any Confidential Information for his benefit, or the benefit of any third party, or to the detriment of Bancorp or its Customers. In addition, after termination of his employment with Bancorp, Executive will not, either directly or indirectly for a period of one (1) year after termination of employment, (i) solicit, recruit or attempt to recruit any officer of Bancorp, (ii) advise or recommend to any other person that such other person employ or attempt to employ any other employee of Bancorp while the other employee is employed by Bancorp; (iii) induce or attempt to induce any other employee of Bancorp to terminate his or her employment with Bancorp; or (iv) interfere with the business of Bancorp by inducing any other individual or entity to sever its relationship with Bancorp.

(f) Relief. Executive acknowledges that breach of this Section may cause Bancorp irreparable harm for which money is inadequate compensation. Executive therefore agrees that Bancorp will be entitled to seek injunctive relief to enforce this Section and this Agreement, in addition to damages and other available remedies; provided that Bancorp first obtains any and all bonds and security that may be required under applicable law to seek such relief.

(g) Survival. The terms and provisions of this Section 8 shall survive the expiration or termination of this Agreement for all intents and purposes.

9. Non-Competition by Executive. During the Employment Term, Executive shall not, directly or indirectly, either as an employee, Bancorp, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competing banking business; provided, however, Executive shall not be restricted by this Section from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers so long as such investment does not exceed one percent (1%) of the market value of the outstanding securities of such corporation.

10. Surety Bond. Executive agrees that he will furnish all information and take any steps necessary to enable Bancorp to obtain or maintain a fidelity bond conditional on the rendering of a true account by Executive of all monies, goods or other property which may come into the custody, charge or possession of Executive during the Employment Term. The surety company issuing the bond and the amount of the bond are to be paid by Bancorp. If Executive cannot qualify for a surety bond at any time during the Employment Term for any reason that is (a) not beyond his control or (b) due to his actions or omissions, then Bancorp shall have the option to terminate this Agreement immediately; provided, however, that Executive shall be entitled to all benefits provided for under this Agreement as if Executive was terminated without Cause, including, the Section 6(c)(ii) Change In Control benefits, as applicable.

11. General. This Agreement is further governed by the following provisions:

(a) Regulatory Compliance. This Agreement is drawn to be effective in the State of California and shall be construed in accordance with California laws, except to the extent superseded by federal law. The parties specifically acknowledge that while the restrictions contained in Section 131 of the Federal Deposit Insurance Corporation Improvement Act of 1991, relating to the payment of bonuses and increases for senior executive officers of institutions which are deemed “undercapitalized,” do not currently apply to Bancorp, such provisions may affect the terms of this Agreement if during its term Bancorp should be deemed undercapitalized by any state or federal regulatory authority (including, without limitation, the Federal Deposit Insurance Company and the Federal Reserve Board). Without limiting the generality of the foregoing, under no circumstances shall Bancorp be required to make any payments to Executive or take any other actions under this Agreement if such payments or actions would result in any violation of applicable law, rule, regulation or regulatory directive.

(b) Code Section 409A. Bancorp intends for all payments and benefits under this Agreement to comply with or be exempt from the requirements of Code Section 409A. In no event shall the Company reimburse Executive for that which may be imposed on Executive as a result of Code Section 409A. For purposes of Section 6, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulations Section 1.409A-1(h) after giving effect to the presumptions contained therein). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Any amount that Executive is entitled to be reimbursed or to have paid on his behalf under this Agreement that would constitute nonqualified deferred compensation subject to Code Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. Bancorp shall have no liability to Executive or any related party with respect to any taxes, penalties, interest or other costs or expenses Executive or any related party may incur with respect to or as a result of Code Section 409A or for damages for failing to comply with Code Section 409A.

(c) Clawback. Notwithstanding any provisions of this Agreement to the contrary, if any Payment Restrictions (as hereinafter defined) require the recapture or “clawback” of any payments made to Executive under this Agreement, Executive shall repay to Bancorp the aggregate amount of any such payments, with such repayment to occur no later than thirty (30) days following Executive’s receipt of a written notice from Bancorp indicating that payments received by Executive under this Agreement are subject to recapture or clawback pursuant to the Payment Restrictions. “Payment Restrictions” means any applicable state or federal statute, law, regulation, or regulatory interpretation or other guidance, or contractual arrangement with or required by a governmental authority that has been determined by Bancorp, in good faith, after consultation with legal counsel of Bancorp and with Executive, that Executive’s fraud or intentional misconduct was a material contributing factor to the basis for the application of the Payment Restriction to the facts and the Payment Restriction requires Bancorp to seek or demand repayment or return of any payments made to Executive , including, without limitation, FIL-66-02010 and any related or successor regulatory guidance, any regulatory or enforcement interpretations or guidance provided by the Securities Exchange Commission or other regulatory body under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Bancorp or its successors later obtaining information indicating that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a) (4); provided, however, that such demand by Bancorp is delivered, in writing, to Executive within 18 months after the date such payment was made to Executive.

(d) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Bancorp and contains all of the covenants and agreements among the parties with respect to such employment. Any modification, waiver or amendment of this Agreement will be effective only if it is in writing and signed by the party to be charged.

(e) Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(g) Binding Effect of Agreement. This Agreement shall inure to the benefit of and be binding upon Bancorp, its successors and assigns, including without limitation, any person, partnership or corporation which may acquire all or substantially all of Bancorp’s assets and business, or with or into which Bancorp may be consolidated, merged or otherwise reorganized, and this provision shall apply in the event of any subsequent merger, consolidation, reorganization, or transfer. The provisions of this Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives. The rights and obligations of Executive under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of Executive’s creditors, and any attempt to do any of the foregoing shall be void.

(h) Indemnification. Bancorp shall indemnify Executive to the maximum extent permitted under the Bylaws of Bancorp and/or the California Corporations Code. At all times during the Employment Term of this Agreement and for not less than six (6) years after the last date that Executive is affiliated with Bancorp and/or its Affiliates, Bancorp shall obtain and maintain in full force and effect Directors and Officers Liability Insurance to indemnify and insure Bancorp and Executive from and against liability or loss arising out of Executive’s actual or asserted negligence, misfeasance or nonfeasance in the performance of his duties or out of any actual or asserted wrongful act against, or by Bancorp and/or its Affiliates including, but not limited to, judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The provisions of this Section shall inure to the benefit of Executive’s estate, executor, administrator, heirs, legatees or devisees.

(i) Severability. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

(j) Heading. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(k) Notices. Any notices to be given hereunder by one party to the other shall be given in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses of each party maintained by Bancorp, but each party may change his or its address by notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated upon the earlier of receipt or five (5) days after mailing.

(l) Calendar Days—Close of Business. Unless the context otherwise requires, all periods ending on a given day or date or upon the lapse of a period of days shall end on the close of the business on that day or date, and references to “days” shall be understood to refer to calendar days.

(m) Attorneys’ Fees and Costs. If any action at law or in equity, or any arbitration proceeding, is brought to enforce or interpret the terms of this Agreement, each party is responsible for their own fees, with the exception that if the Executive is successful on a claim based on discrimination or breach of public policy, the Bancorp shall pay all fees and cost.

12. Mediation and Arbitration of Disputes. Any disputes regarding this Agreement, the employment relationship or its termination for whatever reason or events occurring during the employment relationship shall be subject to mediation followed by binding arbitration, to the extent permitted by law, pursuant to the employment dispute resolution rules and regulations of the American Arbitration Association. This includes any rights or claims Executive may have under (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) Section 1981 of the Civil Rights Act of 1866 (discrimination); (3) the Age Discrimination in Employment Act (age discrimination)’ (4) the Equal Pay Act (equal pay); (5) the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex or age); (6) the California Labor Code (wages, benefits and other matters); (7) the Fair Labor Standards Act (wage and hour matters); (9) the Consolidated Omnibus Budget Reconciliation Act (insurance matters); (10) Executive Order 11246 (affirmative action); (11) the Federal Rehabilitation Act (handicap discrimination); (12) the Americans with Disabilities Act (discrimination based on disability); and any other federal, state or local laws or regulations regarding employment discrimination.

Any request for arbitration must be made in writing within 365 calendar days of receipt of notice of the occurrence-giving rise to the dispute. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable to the claim or claims asserted. Any decision or judgement of the arbitrator shall be subject to full appellate review by a court of law. Unless the arbitrator orders otherwise (after taking into consideration Section 11(m) hereof), each party shall be responsible for compensating their attorneys and witnesses and bearing any other costs incurred by them. THE PARTIES ACKNOWLEDGE AND AGREE THEY ARE WAIVING THEIR RIGHT TO A COURT TRIAL OR A JURY TRIAL.

13. Integration. It is contemplated that the Employment and Confidentiality Agreement dated November 2, 2011 (with any amendments, “Prior Agreement”), by and among Community West Bank, National Association, CWBC and Executive, shall terminate immediately before the Effective Date. Upon the Effective Date, this Agreement supersedes the Prior Agreement for all intents and purposes.

14. Executive’s Representations. Executive represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants in it. Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into or performing this Agreement, and that his execution and performance of this Agreement is not a violation or a breach of any other agreement between Executive and any other person or entity.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all taken together shall constitute one agreement.

[signature page follows]

Executed as of the date first above written at Fresno, California.

BANCORP:

CENTRAL VALLEY COMMUNITY BANCORP

By:	/s/ James J. Kim
James J. Kim, Chief Executive Officer

EXECUTIVE:

By:	/s/ Martin E. Plourd
Martin E. Plourd

EXHIBIT A

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made by and between Central Valley Community Bancorp, a California bank holding company (“Bancorp”), and Martin E. Plourd, an individual (the “Executive”).

RECITALS

A. Bancorp and Executive are parties to that certain Employment Agreement, dated [INSERT DATE] (“Employment Agreement”).

B. Executive’s employment with Bancorp has been terminated and Bancorp and Executive wish to enter into this Agreement pursuant to Section 6(h) of the Employment Agreement.

For and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Termination of Employment. Bancorp and Executive agree that Executive’s employment with Bancorp terminated on [INSERT DATE] (“Termination Date”). Executive acknowledges that he has been paid all wages and other sums due to him within the time frames required by law.

2. Compensation.

(a) Severance. Bancorp shall pay Executive severance pay in the amount of [INSERT AMOUNT], less statutory wage deductions, if and only if an original of this Agreement, duly executed by Executive, is delivered to Bancorp within thirty (30) days following the Termination Date. This amount shall be paid within thirty (30) days of timely delivery of an original of this Agreement, duly executed by Executive, to Bancorp.

(b) Vacation Pay. Bancorp has paid Executive on his Termination Date all accrued but unused vacation.

3. Sufficiency of Consideration. Executive acknowledges that the severance provided under Section 2(a) is a special benefit provided to him in return for his execution of this Agreement. Bancorp and Executive specifically agree that the consideration provided to Executive pursuant to Section 2(a) is good and sufficient consideration for this Agreement.

4. No Actions by Executive. In consideration of the promises and covenants made by Bancorp in this Agreement, Executive agrees:

(a) Filing of Actions. That he has not filed and will refrain from filing, either on his own or from participating with any third party in filing, any action or proceeding against any Released Parties (as defined in this Section) with any administrative agency, board, or court relating to the termination of Executive’s employment, or any acts related to Executive’s employment with Bancorp. “Released Parties” mean Bancorp, the Board of Directors of Bancorp, any members of such Board of Directors in any of their capacities, including individually, and Bancorp’s present or former executives, officers, directors, agents or affiliates.

(b) Dismissal. If any agency, board or court assumes jurisdiction of any action against the Released Parties arising out of the termination of Executive’s employment or any acts related to Executive’s employment with Bancorp, Executive will direct that agency, board or court to withdraw or dismiss the matter, with prejudice, and will execute any necessary paperwork to effect the withdrawal or dismissal, with prejudice.

(c) Discrimination. Executive acknowledges that Title VII of the Civil Rights Act of 1964, and as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, section 510 of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family Medical Leave Act, the California Family Rights Act and the California Fair Employment and Housing Act provide Executive the right to bring action against the Released Parties if Executive believes he has been discriminated against on the basis of race, age, ancestry, color, religion, sex, sexual orientation, medical condition, national origin, marital status, genetic information, veteran status, or physical or mental disability. Executive understands the rights afforded to Executive under these Acts and agrees he will not file any action against the Released Parties based upon any alleged violation of these Acts. Except as otherwise provided by applicable law, Executive irrevocably and unconditionally waives any rights to assert a claim for relief available under these Acts, or any other state or federal laws related to employment discrimination, against the Released Parties including, but not limited to, present or future wages, mental or emotional distress, attorney’s fees, reinstatement, or injunctive relief.

5. Compromise and Settlement. Executive, in consideration of the promises and covenants made by Bancorp in this Agreement, hereby compromises, settles and releases the Released Parties from any and all past, present, or future claims, demands, obligations or causes of action, whether based on tort, contract, or other theories of recovery arising from the employment relationship between Bancorp and Executive, and the termination of the employment relationship. Such claims include those Executive may have or has against the Released Parties. This Release does not apply to claims Executive may bring seeking workers’ compensation benefits under California Labor Code section 3600, et seg., but does apply to claims under California Labor Code sections 132a and 4553.

6. No Retaliation. Executive further agrees that he has not been retaliated against for reporting any allegations of wrongdoing by Bancorp and Released Parties, including any allegations of corporate fraud, or for claiming a work-related injury or filing any workers’ compensation claim. The Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigation proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

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7. Waiver.

(a) Executive acknowledges that this Agreement applies to all known or unknown, foreseen, or unforeseen, injury or damage arising out of or pertaining to his employment relationship with Bancorp and its termination, and expressly waives any benefits he may have under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Executive understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if Executive should eventually suffer injury arising out of or pertaining to the employment relationship and its termination, he will not be able to make any claim against any of the Released Parties for those injuries. Furthermore, Executive acknowledges that he consciously intends these consequences even as to claims for injuries that may exist as of the date of the Agreement but which he does not know exist and which, if known, would materially affect Executive’s decision to execute this Agreement, regardless of whether Executive’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

(b) Notwithstanding anything in this Agreement to the contrary, Executive is not releasing claims regarding the following: (i) Executive’s right, if any, to COBRA health benefits; (ii) vested rights Executive has with respect to any benefit or equity or stock agreement or plan, including, without limitation, Bancorp’s/Bank’s 401(k) Plan; (iii) Executive’s right to indemnification for his services for Bancorp or Bank; (iv) Executive’s coverage under Bancorp’s and/or the Bank’s insurance policies, including without limitation, Directors and Officers Liability Insurance; (v) social security, unemployment, and /or state disability insurance benefits pursuant to terms of applicable law; (vi) rights Executive may have under the ADEA ( as defined below); (vii) claims for event or acts occurring after the date this Agreement is signed; (vii) workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy of Bancorp or Bank; and (viii) any other rights of claims which are not subject to waiver or are not subject to an unsupervised waiver as a matter of law.

8. Waiver of Rights Under the Age Discrimination in Employment Act. Executive understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides Executive the right to bring a claim against Bancorp if Executive believes he has been discriminated against on the basis of age. Bancorp denies any such discrimination. Executive understands the rights afforded to him under the ADEA and agrees that he will not file any claim or action against Bancorp or any of the Released Parties based on any alleged violations of the ADEA. Notwithstanding anything in this Agreement to the contrary, Executive shall not be deemed to have waived his right to and shall not be prohibited from bringing a charge or instituting legal action for the purpose of challenging the validity or enforceability of this Agreement under the ADEA.Executive hereby knowingly and voluntarily waives any right to assert a claim for relief under the ADEA, including but not limited to, back pay, front pay, attorneys’ fees, damages, reinstatement r injunctive relief.

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Executive also understands and acknowledges that the ADEA requires Bancorp to provide Executive with at least twenty-one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution. Executive acknowledges that he was provided with and has used the Consideration Period or, alternatively, that he elected to sign the Agreement within the Consideration Period and waives the remainder of the Consideration Period. Executive also understands that Executive is entitled to revoke this Agreement at any time during the seven (7) days following Executive’s execution of this Agreement (“Revocation Period”). Executive also understands that any revocation of this Agreement must be in writing and delivered to the attention of Daniel J. Doyle, Chairman of the Board, at Bancorp’s headquarters located at 7100 North Financial Drive, Suite 101, Fresno, California 93720 prior to the expiration of the revocation period. Delivery of the revocation should be via facsimile to (559) 323-3310 with a hard copy to follow via first class mail.

9. No Admission of Liability. Executive acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing against Executive by Bancorp. Bancorp specifically asserts that all actions taken with regard to Executive were proper and lawful and affirmatively denies any wrongdoing of any kind.

10. Continuing Obligations. Executive agrees to keep the terms and amount of this Agreement completely confidential, except that Executive may discuss this Agreement with his spouse, attorney, accountant, or other professional person who may assist Executive in evaluating or reviewing this Agreement or the tax implications of this Agreement provided that any such other person is advised of the confidential nature of such information and agrees to maintain such information in confidence. Executive acknowledges and agrees that his obligations to Bancorp contained in Section 8 of the Employment Agreement continue after the Termination Date. Any violation of Section 8 of the Employment Agreement will constitute a material breach of this Agreement and Bancorp’s obligation to pay severance under Section 2 of this Agreement shall immediately cease following any such violation. The parties agree that any sums received by Executive pursuant to Section 2 of this Agreement prior to his breach of the Employment Agreement shall constitute sufficient consideration to support the releases given by Executive in Section 4 of this Agreement.

11. Non-Disparagement. Bancorp and Executive agree that neither will utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the other party or that damages the other party’s reputation. Executive also agrees not to utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the Released Parties, or that damages the Released Parties’ reputations. Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that he has reason to believe is unlawful.

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12. Company Property. Within five calendar days of Bancorp’s written request, after Executive’s execution of this Agreement, Executive shall return to Bancorp all Bancorp property in his possession including, but not limited to, the original and all copies of any written, recorded, or computer-readable information about Bancorp’s practices, contracts, Executives, trade secrets, customer lists, procedures, or operations, cellular telephone, computer, keys, access materials, credit cards and company identification.

13. Representation by Attorney. Executive acknowledges that Executive has carefully read this Agreement; that Executive understands its final and binding effect; that Executive has been advised to consult with an attorney; that Executive has been given the opportunity to be represented by independent counsel in reviewing and executing this Agreement and that Executive has either chosen to be represented by counsel or has voluntarily declined such representation; and that Executive understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.

14. No Reliance Upon Representation. Executive hereby represents and acknowledges that in executing this Agreement, Executive does not rely and has not relied upon any representation or statement made by Bancorp or by any of Bancorp’s past or present officers, directors, Executives, agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

15. Dispute Resolution. Each party shall bear its own attorney’s fees in the preparation and review of this Agreement. Should a dispute arise between the parties to enforce any provision of this Agreement, the parties agree to submit the dispute to binding arbitration pursuant to Section 12 of the Employment Agreement.

16. Entire Agreement, Modification. This Agreement contains the entire Agreement between the parties hereto and supersedes all prior oral and/or written agreements if any. The terms of this release are contractual and not a mere recital. This Agreement may be modified only by the further written agreement of the parties.

17. Severability. If any part of this Agreement is determined to be illegal, invalid or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable or invalid part shall be deemed not to be part of this Agreement. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

18. Governing Law. Any action to enforce this Agreement or any dispute concerning the terms and conditions of this Agreement and the parties’ performance of the terms and conditions of this Agreement shall be governed by the laws of the State of California.

19. Counterpart Originals1. . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

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BANCORP:

CENTRAL VALLEY COMMUNITY BANCORP

By:
Its:
Date:

EXECUTIVE:

By:
Martin E. Plourd

Date:

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ATTACHMENT “A”

WAIVER OF CONSIDERATION PERIOD

I, Martin E. Plourd, hereby acknowledge the following:

1. I have entered into that certain Severance and Release Agreement (“Agreement”) effective as of [INSERT DATE].

2. I understand that I have the right under the Age Discrimination in Employment Act to consider the Agreement for a period of twenty-one (21) days prior to signing the Agreement. I acknowledge that I have had a reasonable amount of time to consider the Agreement and hereby waive the remainder of this twenty-one (21) day period to consider the Agreement.

3. I understand that I have the right under the Age Discrimination in Employment Act to revoke the Agreement within seven (7) days of my signing the Agreement.

4. I understand that I have the right to consult, and have been advised to consult, with an attorney concerning my rights enumerated herein, and I understand the consequences of waiving those rights.

AGREED AND ACCEPTED

Date: _____________	Martin E. Plourd

A-1